Exhibit 10.3

NON-EXECUTIVE DIRECTOR - APPOINTMENT LETTER

16 January 2017

Dear [ ● ],

Letter of appointment

The board of directors (the “Board”) of TechnipFMC plc (the “Company”) has appointed you a non-executive director of the Company. The terms of your appointment are set out in this Letter. This is a contract for services and is not a contract of employment.

1.	APPOINTMENT

1.1	Your appointment will start immediately following, and is conditional on, the consummation of the Mergers (as such term is defined in the Business Combination Agreement (as amended) dated 14 June 2016 between FMC Technologies, Inc., TechnipFMC Limited, Technip S.A., TechnipFMC US Merger Sub LLC, TechnipFMC US Holdings LLC, and TechnipFMC Holdings Limited) on 16 January 2017.

1.2	Your appointment will continue until the date of the Company’s 2019 Annual General Meeting subject to earlier termination in accordance with the Company’s Articles of Association (the “Articles”) or otherwise provided herein. At the 2019 AGM your term will end although you may be eligible to be nominated for a further term on the Board, in accordance with the Articles. In addition, the Company (acting on the direction of the Board) or you may terminate your appointment at any time on giving the other party one month’s prior written notice

1.3	Your appointment is subject to the Company’s Articles and the Corporate Governance Guidelines (the “Guidelines”), which provide additional details regarding the governance of the Company and the Board. Nothing in this letter should be understood to alter the terms of the Articles or the Guidelines as they apply to you as a director of the Company.

1.4	Continuation of your appointment is contingent on your continued satisfactory performance and re-election by the shareholders, and any relevant statutory provisions relating to removal of a director (principally the Company Directors Disqualification Act 1986 under which a UK court can disqualify an individual for acting as a director in certain circumstances). If the shareholders do not re-elect you as a director, or you are removed from office under the Articles, your appointment will terminate automatically, with immediate effect.

1.5

Notwithstanding paragraphs 1.2 to 1.4 above, the Nominating and Corporate Governance Committee of the Board may, in accordance with the Guidelines, request your resignation with immediate effect if you have: (a) committed a material breach of your obligations under this letter; (b) committed any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your statutory, fiduciary or common-law duties); (c) been guilty of any fraud or dishonesty or acted in any manner which, in the Company’s good faith opinion, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company’s interests; (d) been convicted of an arrestable criminal offence (other than a road traffic offence for which a fine or non-custodial penalty is imposed); (e) not complied with the Company’s anti-corruption and bribery policy and procedures or the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act 1977, or equivalent legislation, as applicable; (f) been declared bankrupt in your personal capacity or have made an arrangement with or for the benefit of your creditors; or (g) are disqualified from acting as a director.

1.6	If the Nominating and Corporate Governance Committee requests your resignation at any time pursuant to paragraph 1.5, you will be deemed to have given notice of your resignation from your office as a director of the Company and your resignation will take effect on the date specified by the Nominating and Corporate Governance Committee, as applicable.

2.	TIME COMMITMENT, ROLE AND DUTIES

2.1	You will be expected to attend annual and extraordinary general meetings of the Company and all full Board meetings. Board meetings are held at least four times a year and most of them, will be held in London. In addition, you will be expected to devote appropriate preparation time and effort ahead of each meeting. You may also be requested to serve as a member of the Company’s Nominating and Corporate Governance, Audit, Strategy and/or Compensation Committee or any other committees of the Board which may subsist from time to time. You will also be expected to regularly prepare for and attend additional meetings of the Board and all committees on which you sit, with the understanding that, on occasion, you may be unable to attend a meeting. If you are unable to attend a meeting of Board or a committee to the Board, we request that you notify the Chair and the Board or the Chair of the appropriate committee in advance of such meeting.

2.2	By accepting this appointment, you undertake that, taking into account all other commitments you may have, you are able to and will allocate sufficient time and effort to meet the commitments of your role and properly discharge your responsibilities.

2.3	The Board as a whole is collectively responsible for the success of the Company. For your reference and understanding, we have provided additional details regarding your duties as a director in the Schedule to this letter.

2.4	You have been appointed as an independent director for the purpose of the NYSE rules and you will be required to meet in executive session with the other independent directors (and without the non-independent directors or management present) at least once per year. [In addition, you have been appointed as the Independent Lead Director (in accordance with the Guidelines.)]

3.	CONFLICTS OF INTEREST

3.1	As a director you should take decisions which you consider, in good faith, to be in the best interests of the Company. As is customary in your role as a non-executive director of a publicly listed company, you will be expected to bring an independent judgement to bear on issues of strategy, performance, resources and standards of conduct. You understand and accept the obligation of a director not to put yourself in a position where your own interests are in conflict with those of the Company. Consistent with the foregoing, you are required to immediately disclose to the Board any interest you have from time to time in any trade, business or occupation whatsoever that is in any way similar to any of those in which the Company or any of its subsidiaries is involved.

3.2

In order for the Company to keep the statutory records of the Company up to-date, you should notify the company secretary of all your other directorships (and any change in directorships). You should also notify the Company if you resign or materially change your position with your current employer (if applicable). In order to keep the Register of Directors’ Interests which is maintained by the Company up-to-date, you should promptly declare the nature of any interest that you may have, directly or indirectly, in any contract, proposed contract or other business dealings of the Company or any of its subsidiaries. You should also promptly update the Company regarding any changes to these interests, including interests of family members.

3.3	Generally, you should notify the Nominating and Corporate Governance Committee if you become aware of circumstances that may adversely reflect upon you or the Company.

4.	FEES

4.1	Details of your entitlement to fees in respect of this Appointment will be set out in a Non-Executive Director Compensation Policy to be adopted and implemented by the Company, which policy may be amended from time to time. All payments made to you will be net of all applicable withholding taxes and deductions.

4.2	The Company will reimburse you for the reasonable expenses you incur in performing your duties.

5.	INSURANCE AND INDEMNITY

5.1	The Company will have directors’ and officers’ liability insurance in place on your appointment and it intends to maintain such insurance for the full term of your appointment.

5.2	The Company will grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by section 234 of the UK Companies Act 2006.

6.	CONFIDENTIALITY, COMPANY PROPERTY AND MORAL RIGHTS

6.1	During your appointment, you will have access to confidential information regarding the business and financial affairs of the Company and its subsidiaries and their customers, suppliers and clients. You acknowledge that all such information acquired during your appointment is confidential to the Company and that you must not (except in the proper performance of your duties) while a director of the Company or at any time (without limit) after ceasing to be a director of the Company: (a) divulge or communicate to any person; (b) use for your own purposes or for any purposes other than those of the Company or any of its subsidiaries, or, as appropriate, any of its or their customers, suppliers and clients; or (c) through any failure to exercise due care and diligence, cause any unauthorised disclosure of; any trade secrets or confidential information relating to the Company or any of its subsidiaries or any of its or their customers, suppliers or clients. You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions will cease to apply to any information which will become available to the public generally otherwise than through the default by you. You acknowledge the need to hold and retain certain Company information (in whatever format you may receive it) under appropriately secure conditions.

6.2	For the avoidance of doubt, nothing in this letter will be construed to prohibit you from reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or any other agency, or making other disclosures that are protected under any whistleblower provisions of federal, state or local law or regulation; provided, however, that you may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.

7.	1DATA PRIVACY

By signing this letter, you consent to the Company and its subsidiaries holding and processing certain personal information about you for legal, personnel, administrative and management purposes and in particular to the Company processing any personal data (as defined in the Data Protection Act 1998), including as and when appropriate: your name, home address and telephone number, date of birth, social security or insurance number or other identification number, remuneration, nationality, job title(s), any shares of stock held in the Company, in each case, for the purpose of facilitating your appointment as a director of the Company (the “Data”). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of facilitating your appointment as a director of the Company, and the Company and each subsidiary may further transfer the Data to any third parties. These recipients may be located in your country, or elsewhere (including outside the European Economic Area), and your country may have different data privacy laws and protections than the recipients’ country. Through acceptance of this appointment you authorise such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form. The Data related to you will be held only as long as is necessary. You may, at any time, view the Data held by the Company with respect to you, request additional information about the storage and processing of your Data, recommend any necessary corrections to your Data or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Board.

8.	GENERAL

8.1	The UK Contracts (Rights of Third Parties) Act 1999 (which may in certain circumstances allow third parties to benefit from the terms of a contract which they are not party to) will not apply to this letter. No person other than you and the Company will have any rights under this letter and the terms of this letter will not be enforceable by any person other than you and the Company.

8.2	This letter (and all documents referred to herein) constitute the entire terms and conditions of your appointment to the Board and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company relating to its subject matter.

8.3	You agree that you will have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this letter and you will not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

8.4	No variation or modification of this letter will be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

8.5	Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales will have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

[1]	Additional data privacy provisions may be required depending on the location of the non-executive director.

Please sign and return the enclosed copy of this letter confirming that you agree to these terms of your appointment.

Yours sincerely

for and on behalf of

TechnipFMC plc

I have read and agree to the terms of my appointment as non-executive director of TechnipFMC plc as set out in this letter.

Signed:	Date: 16 January 2017

SCHEDULE – DUTIES

1.	ROLE AND DUTIES

1.1	The Board as a whole is collectively responsible for the success of the Company and its role is to:

(a)	provide entrepreneurial leadership of the Company within the framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives;

(c)	review management performance; and

(d)	develop, set and promote the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

1.2	As a non-executive director you have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, efficiently, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

1.3	You should exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the UK Companies Act 2006, the applicable requirements of the United States federal securities laws and rules and the regulations of the United States Securities and Exchange Commission (the “SEC Rules”) and the applicable requirements of the NYSE and Euronext stock market rules.

1.4	You should have particular regard to the general duties of directors set forth in Part 10 of the UK Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. The UK Companies Act sets forth the following examples of considerations directors should undertake in determining whether a decision “promotes the success of the Company as a whole”:

(a)	the likely consequences of any decision in the long term,

(b)	the interests of the Company’s employees,

(c)	the need to foster the Company’s business relationships with suppliers, customers and others,

(d)	the impact of the Company’s operations on the community and the environment,

(e)	the desirability of the company maintaining a reputation for high standards of business conduct, and

(f)	the need to act fairly as between members of the Company.

1.5	In your role as a non-executive director of the Company, you are also required to:

(a)	constructively challenge and help develop proposals on strategy;

(b)	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(d)	be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

(e)	scrutinise standards of conduct, compliance and control in relation to the Board and the Company generally;

(f)	devote time to developing and refreshing your knowledge and skills;

(g)	uphold high standards of integrity and probity and support the chairman and executive directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

(h)	take into account the views of shareholders and other stakeholders where appropriate;

(i)	make sufficient time available to discharge your responsibilities effectively;

(j)	exercise relevant powers under, and abide by, the Articles;

(k)	disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;

(l)	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Board;

(m)	exercise your powers as a director in accordance with the Company’s policies and procedures and the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act 1977, or equivalent legislation as applicable; and

(n)	not do anything that would cause you to be disqualified from acting as a director.

1.6	As a non-executive director, you do not have authority to commit, or act on behalf of, the Company in any way, without the express authorisation of the Board.

1.7	It goes without saying that at all times you should carry out your duties diligently, with due skill, care and attention and use your best endeavours to promote and protect the interests of the Company and its subsidiaries.

1.8	You will be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your responsibilities as a non-executive director.

2.	INDEPENDENT PROFESSIONAL ADVICE

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisers at the Company’s expense. The Company will reimburse the reasonable cost of obtaining that advice incurred by you provided that you obtain the prior authorisation of the Board.

3.	REVIEW PROCESS

The performance of individual directors, the Board as a whole and its committees is reviewed annually. If, in the meantime, there are any matters which cause you concern about your role you should discuss them with the Board as soon as you can.

4.	INSIDE INFORMATION AND DEALING IN THE COMPANY’S SHARES

4.1	You must comply with all laws, regulations or Company rules related the disclosure of price sensitive information and dealing in shares, including all notices of “blackout periods” during which trading in the Company’s shares would be prohibited.

4.2	In addition, you must comply where relevant with the rules of law, regulation of Euronext and NYSE and any Company policy relating to share trading or retention.

4.3	You must not buy or sell shares in the Company or any other company based on confidential information that has not been publically disclosed that you learned of in your role as a director of the Company, if the disclosure of such information has the potential to impact the price of the share.